DISCOVER CARD MASTER TRUST I
CREDIT CARD PASS-THROUGH CERTIFICATES
TERMS AGREEMENT
Dated: October 6, 2005

To:      Discover Bank, as Seller under the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004.
Re:      Underwriting Agreement dated December 19, 2003
Title of Securities:
Discover Card Master Trust I, Series 2005-2 Floating Rate Class A Credit Card Pass-Through Certificates and
Discover Card Master Trust I, Series 2005-2 Floating Rate Class B Credit Card Pass-Through Certificates.
Initial Principal Amount of Certificates: $842,106,000
Series and Class Designation Schedule:
Discover Card Master Trust I, Series 2005-2 $800,000,000 Floating Rate Class A Credit Card Pass-Through Certificates.
Discover Card Master Trust I, Series 2005-2 $42,106,000 Floating Rate Class B Credit Card Pass-Through Certificates.
Series Cut-Off Date: October 1, 2005

	Moody's Investors	Standard & Poor's
Certificate Rating:	Service, Inc.	Ratings Services
Class A Class B	Aaa A2	AAA A
Aggregate outstanding balance of Receivables as of October 1, 2005: $33,195,314,612.85
Date of Series Supplement: October 13, 2005.

Certificate Rate:
Class A:           One-month LIBOR plus 0.03% per annum; and
Class B:           One-month LIBOR plus 0.16% per annum.
Terms of Sale:
The purchase price for the Certificates to the Underwriters will be
99.8% of the aggregate principal amount of the Class A Certificates and
99.775% of the aggregate principal amount of the Class B Certificates.
The Underwriters will offer the Certificates to the public at a price equal to
100% of the aggregate principal amount of the Class A Certificates and
100% of the aggregate principal amount of the Class B Certificates.
Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on October 13, 2005, or at such other time as may be agreed upon in writing.

     Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 2005-2 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED As Representative of the Underwriters named in Schedule I hereto
By:	/s/ Peter Chai
Managing Director

Accepted:
DISCOVER BANK

By:	/s/ Michael F. Rickert
Vice President, Chief Accounting
Officer and Treasurer

SCHEDULE I
UNDERWRITERS
$800,000,000 Floating Rate Class A Credit Card Pass-Through Certificates, Series 2005-2

Principal Amount

Morgan Stanley & Co. Incorporated	$600,000,000
Deutsche Bank Securities Inc.	$64,000,000
Calyon Securities (USA) Inc.	$40,000,000
ABN AMRO Incorporated	$24,000,000
Harris Nesbitt Corp.	$24,000,000
Scotia Capital (USA) Inc.	$24,000,000
SunTrust Capital Markets, Inc.	$24,000,000
Total	$800,000,000

$42,106,000 Floating Rate Class B Credit Card Pass-Through Certificates, Series 2005-2

Principal Amount

Morgan Stanley & Co. Incorporated	$31,579,500
Deutsche Bank Securities Inc.	$3,368,480
Calyon Securities (USA) Inc.	$2,105,300
ABN AMRO Incorporated	$1,263,180
Harris Nesbitt Corp.	$1,263,180
Scotia Capital (USA) Inc.	$1,263,180
SunTrust Capital Markets, Inc.	$1,263,180
Total	$42,106,000